EXHIBIT 99.1

For immediate release For More Information: J. Bruce Hildebrand, Executive Vice President 325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
SECOND QUARTER EARNINGS RESULTS
ABILENE, Texas, July 17, 2008 — First Financial Bankshares, Inc. today reported earnings for the second quarter of 2008 of $13.60 million, up 2.5 percent from $13.27 million in the same quarter last year. Basic earnings per share were $0.65 per share for the second quarter, compared with $0.64 for the same quarter last year.
Net interest income for the second quarter of 2008 increased 10.2 percent to $30.02 million compared with $27.25 million in the same quarter last year. The net interest margin, on a taxable equivalent basis, was 4.61 percent for the second quarter of 2008 compared with 4.38 percent in the same period a year ago and 4.58 percent for the quarter ended March 31, 2008.
Noninterest income in the second quarter of 2008 was $13.46 million compared with $12.97 million in the same quarter a year earlier. Trust fees increased 3.8 percent to $2.36 million compared with $2.27 million in the second quarter last year. Service charges on deposit accounts increased 2.1 percent to $5.67 million compared with $5.55 million a year ago. The gain from sale of student loans totaled $1.42 million for the 2008 second quarter compared with $1.62 million for the same quarter in 2007. Real estate mortgage fees decreased 11.5 percent to $765,000 from $864,000 in the same quarter last year. ATM and debit card fees increased 21.8 percent to $2.26 million from $1.86 million a year ago.
Noninterest expense increased 8.3 percent in the second quarter of 2008 to $23.01 million from $21.25 million in the same quarter last year. The Company’s efficiency ratio in the second quarter improved to 50.95 percent compared with 51.19 percent in the same quarter a year ago.
The provision for loan losses increased to $1.44 million in the second quarter of 2008, up from $238,000 in the same quarter last year and $1.07 million in the first quarter of 2008. This increase is reflective of the Company’s growth in loans, concern for a slowing economy and the increase in nonperforming loans. Nonperforming assets as a percentage of loans and foreclosed assets totaled 71 basis points at June 30, 2008, compared with 38 basis points at March 31, 2008, and 46 basis points at June 30, 2007.
“We are pleased to report another quarter of earnings growth and improved net interest margins, especially in light of the slowing economy and credit problems that have impacted consumers and businesses nationwide,” said F. Scott Dueser, President and

Chief Executive Officer. “The Texas economy remains relatively strong compared with many other regions, but Texas is not immune to the slowing national economy.”
For the first half of 2008, net income increased 8.2 percent to $26.76 million from $24.73 million a year ago. Basic earnings per share rose to $1.29 in the first half of 2008 from $1.19 in the same period last year. Net interest income increased 11.2 percent in the first half to $59.85 million compared with $53.82 million a year ago. Noninterest income was $25.77 million in the first half of 2008, up 7.8 percent from $23.89 million a year ago.
As of June 30, 2008, consolidated assets for the Company totaled $3.08 billion compared with $2.85 billion a year ago. Loans totaled $1.51 billion at quarter end, compared with loans of $1.39 billion a year ago. Total deposits were $2.57 billion as of June 30, 2008, compared with $2.38 billion a year earlier. Noninterest-bearing deposits grew $142.7 million from a year ago. Shareholders’ equity increased $37.4 million to $343.9 million as of June 30, 2008.
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 47 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde and Moran; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; Hereford State Bank, Hereford; First Financial Bank, N.A., Mineral Wells; San Angelo National Bank, San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby, and Trent; and Weatherford National Bank, Weatherford, Willow Park, Aledo and Brock. The Company also operates First Financial Trust and Asset Management Company, N.A., with five locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	June 30,
	2008	2007
ASSETS:
Cash and due from banks	$156,220	$113,794
Fed funds sold	107,920	54,760
Investment securities	1,153,902	1,127,344
Loans	1,512,542	1,391,984
Allowance for loan losses	(18,677)	(16,425)

Net loans	1,493,865	1,375,559
Premises and equipment	63,514	61,204
Goodwill	62,112	62,112
Other intangible assets	2,480	3,829
Other assets	44,652	51,850

Total assets	$3,084,665	$2,850,452

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$807,681	$664,952
Interest-bearing deposits	1,760,940	1,711,799

Total deposits	2,568,621	2,376,751
Short-term borrowings	149,895	147,110
Other liabilities	22,238	20,075
Shareholders’ equity	343,911	306,516

Total liabilities and shareholders’ equity	$3,084,665	$2,850,452

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
INCOME STATEMENTS
Interest income	$38,951	$42,259	$80,697	$83,331
Interest expense	8,931	15,013	20,847	29,512

Net interest income	30,020	27,246	59,850	53,819
Provision for loan losses	1,441	238	2,509	479

Net interest income after provision for loan losses	28,579	27,008	57,341	53,340
Noninterest income	13,455	12,972	25,767	23,892
Noninterest expense	23,009	21,247	45,670	42,114

Net income before income taxes	19,025	18,733	37,438	35,118
Income tax expense	5,423	5,463	10,674	10,385

Net income	$13,602	$13,270	$26,764	$24,733

PER COMMON SHARE DATA
Net income — basic	$0.65	$0.64	$1.29	$1.19
Net income — diluted	0.65	0.64	1.29	1.18
Cash dividends	0.34	0.32	0.66	0.62
Book value			16.54	14.76
Market value			45.81	38.81
Shares outstanding — end of period	20,792,309	20,760,116	20,792,309	20,760,116
Average outstanding shares — basic	20,786,902	20,756,846	20,780,421	20,752,044
Average outstanding shares — diluted	20,833,048	20,888,879	20,816,219	20,872,613
PERFORMANCE RATIOS
Return on average assets	1.81%	1.86%	1.78%	1.75%
Return on average equity	15.55	17.25	15.48	16.35
Net interest margin (tax equivalent)	4.61	4.38	4.59	4.38
Efficiency ratio	50.95	51.19	51.40	52.50

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2008		2007
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$18,377	$17,462	$16,728	$16,425	$16,458
Loans charged off	(1,374)	(288)	(803)	(342)	(505)
Loan recoveries	233	135	160	170	234

Net (charge-offs) recoveries	(1,141)	(153)	(643)	(172)	(271)
Provision for loan losses	1,441	1,068	1,377	475	238

Balance at end of period	$18,677	$18,377	$17,462	$16,728	$16,425

Allowance for loan losses/period-end loans	1.23%	1.20%	1.14%	1.15%	1.18%
Allowance for loan losses/nonperforming loans	208.4	465.0	541.5	395.6	387.4
Net charge-offs (recoveries)/average loans (annualized)	0.30	0.04	0.17	0.05	0.08
NONPERFORMING ASSETS
Nonaccrual loans	$8,963	$3,933	$3,189	$4,023	$4,179
Accruing loans 90 days past due	0	19	36	206	61

Total nonperforming loans	8,963	3,952	3,225	4,229	4,240
Foreclosed assets	1,792	1,908	1,506	2,594	2,174

Total nonperforming assets	$10,755	$5,860	$4,731	$6,823	$6,414

As a % of loans and foreclosed assets	0.71%	0.38%	0.31%	0.47%	0.46%
CAPITAL RATIOS
Tier 1 Risk-based	15.25%	15.08%	14.65%	14.81%	14.85%
Total Risk-based	16.27	16.09	15.62	15.76	15.81
Tier 1 Leverage	9.55	9.34	9.23	9.31	9.05
Equity to assets	11.15	11.49	10.93	11.12	10.75

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
NONINTEREST INCOME
Gain on sale of student loans, net	$1,432	$1,616	$1,715	$1,780
Gain on securities transactions, net	166	0	559	85
Trust fees	2,359	2,272	4,731	4,372
Service charges on deposits	5,671	5,553	11,196	10,692
Real estate mortgage operations	765	864	1,369	1,602
Net gain (loss) on sale of foreclosed assets	(15)	22	89	35
ATM and credit card fees	2,264	1,859	4,295	3,578
Other noninterest income	813	786	1,813	1,748

Total Noninterest Income	$13,455	$12,972	$25,767	$23,892

NONINTEREST EXPENSE
Salaries and employee benefits	$12,545	$11,448	$25,093	$22,887
Net occupancy expense	1,652	1,445	3,243	2,854
Equipment expense	1,865	1,812	3,712	3,557
Printing, stationery and supplies	441	520	951	992
ATM and credit card expenses	1,115	964	2,117	1,893
Audit fees	334	256	596	505
Legal, tax and professional fees	733	631	1,475	1,303
Correspondent bank service charges	299	293	565	618
Advertising and public relations	656	603	1,300	1,162
Amortization of intangible assets	304	377	615	760
Other noninterest expense	3,065	2,898	6,003	5,583

Total Noninterest Expense	$23,009	$21,247	$45,670	$42,114

TAX EQUIVALENT YIELD ADJUSTMENT	$1,687	$1,286	$3,242	$2,512

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended June 30, 2008
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$92,042	$469	2.05%
Interest bearing deposits in nonaffiliated banks	4,452	37	3.31%
Taxable securities	827,589	9,376	4.53%
Tax exempt securities	324,551	4,952	6.10%
Loans	1,520,043	25,804	6.83%

Total interest earning assets	2,768,677	40,638	5.90%
Noninterest earning assets	258,663

Total assets	$3,027,340

Interest bearing liabilities:
Deposits	$1,757,120	$8,491	1.94%
Fed funds purchased and other short term borrowings	156,849	440	1.13%

Total interest bearing liabilities	1,913,969	8,931	1.88%

Noninterest bearing liabilities	761,462
Shareholders’ equity	351,909

Total liabilities and shareholders’ equity	$3,027,340

Net interest income and margin (tax equivalent)		$31,707	4.61%

	Six Months Ended June 30, 2008
	Average	Tax Equivalent	Yield/
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$102,435	$1,320	2.59%
Interest bearing deposits in nonaffiliated banks	3,270	56	3.46%
Taxable securities	806,059	18,493	4.59%
Tax exempt securities	322,517	9,772	6.06%
Loans	1,527,593	54,298	7.15%

Total interest earning assets	2,761,874	83,939	6.11%
Noninterest earning assets	257,913

Total assets	$3,019,787

Interest bearing liabilities:
Deposits	$1,776,471	$19,579	2.22%
Fed funds purchased and other short term borrowings	160,559	1,268	1.59%

Total interest bearing liabilities	1,937,030	20,847	2.16%

Noninterest bearing liabilities	735,119
Shareholders’ equity	347,638

Total liabilities and shareholders’ equity	$3,019,787

Net interest income and margin (tax equivalent)		$63,092	4.59%